Filed Pursuant to Rule 424(b)(2)
Registration No. 333-210550

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 16, 2016)

$35,000,000

             Fixed-to-Floating Rate Subordinated Debentures Due June 30, 2026

We are offering $35,000,000 principal amount of our 5.875% fixed-to-floating rate Subordinated Debentures due 2026 (the “Notes”). The Notes will mature on June 30, 2026. From and including June 27, 2016 until but excluding June 30, 2021, we will pay interest on the Notes semi-annually in arrears on each June 30 and December 30 at a fixed annual interest rate equal to 5.875%. From and including June 30, 2021, to the maturity date, the interest rate shall reset quarterly to an annual interest rate equal to the then-current three-month LIBOR plus 471.5 basis points, payable quarterly in arrears.

Pacific Continental Corporation may, at its option, beginning with the interest payment date of June 30, 2021, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made by lot in accordance with The Depository Trust Company’s applicable procedures among all of the holders of the Notes. The Notes will not otherwise be redeemable by Pacific Continental Corporation prior to maturity, unless certain events occur, as described under “Description of the Notes—Redemption” in this prospectus supplement. The Notes will not be convertible or exchangeable.

The Notes are unsecured, and there is no sinking fund for the Notes. The Notes will be subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including the bank deposits of our subsidiary bank. In the event of our bankruptcy or insolvency, the holders of the Notes will not be entitled to receive any payment with respect to the Notes until all holders of senior indebtedness are paid in full. The Notes are obligations of Pacific Continental Corporation only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.

	Public Offering Price(1)	Underwriting Discounts	Proceeds to Us (Before Expenses)
Per Note	100.00%	1.50%	98.50%
Total	$35,000,000	$525,000	$34,475,000

(1)	Plus accrued interest, if any, from the original issue date.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not savings accounts, deposits or other obligations of our bank subsidiary and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, on or about June 27, 2016.

SANDER O’NEILL + PARTNERS, L.P.

Prospectus Supplement dated June 22, 2016.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any additional or inconsistent information, you should not rely on it. We are not making an offer to sell the Notes covered by this prospectus supplement in any jurisdiction where the offer or sale is not permitted.

You should assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective date of each document. However, our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent that it contains information that is different from or in addition to the information in the prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Pacific Continental,” the “Company,” “we,” “us,” and “our” or similar references refer to Pacific Continental Corporation.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information about the Company, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information.” Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities offered pursuant to this prospectus supplement. Our business, financial condition and results of operation may have changed since that date. You should not assume that the information in this prospectus or any document incorporated herein by reference is accurate or complete at any date other than the date mentioned on the cover page of the particular document. To the extent the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or any document incorporated herein by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Notes offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Currency amounts in this prospectus are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus incorporates important business and financial information about Pacific Continental from documents filed with the Securities and Exchange Commission (the “SEC”), with which we file registration statements, periodic reports, proxy statements, and other information. Our SEC filings are available over the Internet, at no cost, from the SEC’s website at www.sec.gov and from our website at www.therightbank.com. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also receive copies of documents filed with the SEC, including documents incorporated by reference in this prospectus, at no cost, by addressing your request to:

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

(541) 686-8685

Attention: Shannon Coffin, Corporate Secretary

Except as specifically incorporated by reference in this prospectus supplement, information on the websites listed above is not part of this prospectus supplement. You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated June 22, 2016, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate only as of the date of such incorporated document.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)

Annual Report on Form 10-K (including portions of our Proxy Statement for our 2016 Annual Meeting of Shareholders filed on March 15, 2016, to the extent specifically incorporated by reference in such Form 10-K)

Year ended December 31, 2015

Quarterly Report on Form 10-Q	Quarter ended March 31, 2016

Current Reports on Form 8-K (other than those portions furnished under Items 2.02 or 7.01 of Form 8-K)	April 27, 2016, April 28, 2016, April 29, 2016, May 26, 2016, June 3, 2016, and June 20, 2016

The description of our common stock contained in our Current Report on Form 8-K, and any amendment or report filed for the purpose of updating such description	September 3, 2009

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K, unless specifically incorporated herein), as well as proxy statements. The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus supplement and the accompanying prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information included or incorporated by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” “forecasts,” “projects” and similar expressions of a future or forward-looking nature. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results of operations to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this prospectus supplement or the accompanying prospectus, or the documents incorporated by reference, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual or quarterly reports, and other documents we file with the SEC:

•

Local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets.

•	The local housing or real estate market could decline.

•

The risks presented by an economic recession, which could adversely affect credit quality, collateral values, including real estate collateral, investment values, liquidity and loan originations, and loan portfolio delinquency rates.

•

The risk that the commercial land development property valued at $10.0 million and constituting 85.03% of the Bank’s total other real estate owned category at March 31, 2016, may experience future valuation write-downs, which may have an adverse impact on the Company’s results of operations.

•	Our concentration in loans to dental professionals and other healthcare-related individuals and businesses expose us to the risks affecting dental and healthcare-related practices in general.

•

The risk of loss of one or more deposit relationships with several large clients, which are generally defined as deposit relationships of $2.0 million or more, which could adversely affect the Company’s liquidity.

•	Interest rate changes could significantly reduce net interest income and negatively affect funding sources.

•	Projected business increases following any future strategic expansion or opening of new branches could be lower than expected.

•	Competition among financial institutions could increase significantly.

•	The goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings.

•	The reputation of the financial services industry could deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers.

•	The efficiencies we may expect to receive from any investments in personnel, acquisitions, and infrastructure may not be realized.

•

The level of nonperforming assets and charge-offs or changes in the estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements may increase.

•

Changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation, and insurance) could have a material adverse effect on our business, financial condition and results of operations.

•	Acts of war or terrorism, or natural disasters, may adversely impact our business.

•

The timely development and acceptance of new banking products and services and perceived overall value of these products and services by users may adversely impact our ability to increase market share and control expenses.

•

Changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters, may impact the results of our operations.

•

The costs and effects of legal, regulatory and compliance developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews, may adversely impact our ability to increase market share and control expenses, or may result in substantial uninsured liabilities, which could adversely affect our business, prospects, results of operations and financial condition.

•	Our success at managing the risks involved in the foregoing items will have a significant impact on our financial condition, results of operations and future prospects.

Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus supplement or the accompanying prospectus. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations, and you should not place undue reliance on these forward-looking statements.

Please take into account that forward-looking statements speak only as of the date of this prospectus supplement, the accompanying prospectus, or documents incorporated by reference. The Company does not undertake any obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or otherwise. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our consolidated financial statements and the notes to those consolidated financial statements contained in such documents, before making an investment decision.

Company Overview

Pacific Continental Corporation (the “Company” or the “Registrant”) is an Oregon corporation and registered bank holding company headquartered in Eugene, Oregon. The Company was organized on June 7, 1999, pursuant to a holding company reorganization of Pacific Continental Bank, its wholly-owned subsidiary (the “Bank”). The Company’s principal business activities are conducted through the Bank, an Oregon state-chartered bank with deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank has no active subsidiaries.

The Bank commenced operations on August 15, 1972. The Bank operates in three primary markets: Eugene, Oregon, Portland, Oregon/Southwest Washington and Seattle, Washington. At March 31, 2016, the Bank operated fourteen full-service offices in Oregon and Washington and three loan production offices in Washington, Colorado and California. The primary business strategy of the Bank is to operate in large commercial markets and to provide comprehensive banking and related services tailored to community-based businesses, nonprofit organizations, professional service providers, and banking services for business owners and executives. The Bank emphasizes the diversity of its product lines and high levels of personal service, and offers convenient access through technology, typically associated with larger financial institutions, while maintaining local decision-making authority and market knowledge, typical of a community bank. The Bank has developed expertise in lending to dental professionals, and during 2015 further expanded a national dental lending program. The Bank operates under the banking laws of the State of Oregon, and the rules and regulations of the FDIC. In addition, operations at its branches and other offices in the State of Washington are subject to various consumer protection and other laws of that state.

As of March 31, 2016, the Company had consolidated total assets of approximately $1.97 billion; deposits of $1.63 billion; and total shareholders’ equity of $224.9 million. The Company’s common stock is traded on the Nasdaq Global Select Market under the symbol “PCBK.”

Our principal executive offices are located at 111 West 7th Avenue, Eugene, Oregon 97401, and our telephone number is (541) 686-8685. Our internet address is www.therightbank.com. The information contained on our website should not be considered part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website. Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” in this prospectus supplement.

Pending and Recent Acquisitions

Pending Acquisition—Foundation Bancorp, Inc. On April 26, 2016, the Company announced the signing of a definitive agreement to acquire Foundation Bank, a state-chartered bank headquartered in Bellevue, Washington. Under the terms of the agreement, which has been unanimously approved by the boards of directors of Pacific Continental Corporation, Pacific Continental Bank, Foundation Bancorp, Inc. and Foundation Bank, the shareholders of Foundation Bancorp may elect to receive either 0.7911 shares of the Company’s common stock, $12.50 per share in cash or a combination thereof, for each share of Foundation Bancorp common stock.

The preferred stock of Foundation Bancorp will become convertible into the right to receive the merger consideration with respect to 1,500,000 shares of Foundation Bancorp common stock, together with cumulative cash dividends payable to such holders. As of April 26, 2016, the aggregate consideration estimated to be paid for Foundation Bancorp was approximately $67.1 million, or $13.02 per share. The number of shares of the Company’s common stock to be issued to Foundation Bancorp shareholders is based on a fixed exchange ratio. The value of the stock portion of the consideration will fluctuate based on the value of the Company’s common stock. To the extent there are under- or over-subscriptions for cash election shares by Foundation Bancorp shareholders, under the terms of the merger agreement, there will be a re-allocation of the merger consideration for such Foundation Bancorp shareholders such that the aggregate cash consideration shall equal approximately $19.3 million. Completion of the transaction is subject to customary closing conditions, including bank regulatory approvals and approval of Foundation Bancorp’s shareholders. The transaction is expected to close in the third quarter of 2016. As disclosed in our Form 8-K filed April 27, 2016, expected costs associated with the merger will be approximately $8.4 million. These costs are expected to be incurred in the periods prior to and including the closing of the transaction.

We have grown over the past eleven years through the bank acquisitions discussed below, as well as through organic growth, including de novo branch expansion.

Capital Pacific Bank. On March 6, 2015, the Company completed its acquisition of Capital Pacific Bank (“CPB”). As of closing, CPB had total assets of approximately $255.9 million, gross loans of $201.1 million, and total deposits of $227.2 million and operated one branch in Portland, Oregon. Capital Pacific shareholders had the option to receive $16.00 per share in cash or 1.132 shares of Pacific Continental common stock, or a combination of cash and stock. The Company issued, in the aggregate, approximately 1,778,102 shares of its common stock to CPB shareholders.

Century Bank. On February 4, 2013, the Company acquired Eugene-based Century Bank. As of closing, Century Bank had total assets of approximately $80 million, loans of $69 million, and deposits of $65 million. The aggregate purchase price for the acquisition was $13.4 million, or approximately $13.13 per share of Century Bank common stock.

Northwest Business Bank. On November 30, 2005, Pacific Continental completed its acquisition of NWB Financial Corporation, the bank holding company for Northwest Business Bank, headquartered in Seattle, Washington. Northwest Business Bank had total assets of approximately $182 million, loans of $140 million, and deposits of $124 million, and a branch in each of Seattle and Bellevue. Shareholders of NWB Financial Corporation had the option to receive 2.0036 shares of Pacific Continental common stock or $32.06 for each share of NWB Financial Corporation common stock. In connection with the acquisition, Pacific Continental also completed the sale of $8 million of trust preferred securities to augment its capital position.

THE OFFERING

The following summary of this offering contains basic information about this offering and the terms of the Notes and is not intended to be complete. It does not include all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”

Issuer:	Pacific Continental Corporation

Securities Offered:	5.875% Fixed-to-Floating Rate Subordinated Debentures due 2026.

Aggregate Principal Amount:	$35,000,000

Maturity Date:	June 30, 2026 (the “Maturity Date”). If the maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.

Issue Price:	100% plus accrued interest, if any, from and including June 27, 2016.

Interest Rate:	From and including the issue date until but excluding June 30, 2021:

•	a fixed per annum rate of 5.875%.

From and including June 30, 2021, until but excluding the Maturity Date:

•	a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus 471.5 basis points.

Interest Payment Dates:	Commencing on December 30, 2016, until June 30, 2021, we will pay interest on the Notes on June 30 and December 30 of each year. From and including June 30, 2021, through the Maturity Date or earlier redemption date, we will pay interest on the Notes on March 30, June 30, September 30, and December 30 of each year.

Record Dates:	From December 30, 2016, until but excluding June 30, 2021, interest on each Note will be payable to the person in whose name such Note is registered on June 15 and December 15 of each year (whether or not a business day) immediately preceding the applicable interest payment date. From June 30, 2021, until the Maturity Date or earlier redemption date, interest on each Note will be payable to the person in whose name such Note is registered on March 15, June 15 September 15, and December 15 of each year (whether or not a business day) immediately preceding the applicable interest payment date.

Ranking:	The Notes will be unsecured, subordinated and:

•

will rank junior in right of payment and upon our liquidation to any existing and all future senior debt (as defined in the Indenture (as hereinafter defined) and described under “Description of the Notes” in this prospectus supplement);

•	will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•	will rank equal in right of payment and upon our liquidation with any existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•

will rank senior in right of payment and upon our liquidation to (i) our existing junior subordinated debentures underlying outstanding trust preferred securities, and (ii) any indebtedness the term of which provide that such indebtedness ranks junior to the Notes; and

•

will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

As of March 31, 2016, Pacific Continental Corporation, at the holding company level, had no indebtedness ranking senior to the Notes and had $8.25 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the Notes. As of March 31, 2016, and including the indebtedness of Foundation Bancorp on a pro forma basis assuming the pending merger is completed, Pacific Continental Corporation, at the holding company level, would have had $14.43 million of indebtedness ranking junior to the Notes. As of March 31, 2016, the Bank had outstanding indebtedness, total deposits and other liabilities of $1.73 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

As adjusted to give effect to this offering, as of March 31, 2016, Pacific Continental Corporation and the Bank had, on a consolidated basis, $1.78 billion of indebtedness. For more information, see “Description of the Notes—Subordination of the Notes” in this prospectus supplement.

The Indenture (as hereinafter defined) governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may hereafter incur.

Redemption:

The Company may, at its option, beginning with the interest payment date of June 30, 2021, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made pro rata among all holders of the Notes. The Notes are not subject to repayment at the option of the holders. We may also redeem the Notes, at our option, in whole, at any time, or in part, from time to time, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S.

federal income tax purposes, (ii) a subsequent event occurs that precludes the notes from being recognized as Tier 2 Capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest through, but excluding, the redemption date. For more information, see “Description of the Notes—Redemption” in this prospectus supplement.

Form:	Fully registered global notes in book-entry form.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Events of Default; Remedies:	The Notes will contain customary payment, covenant and insolvency events of default. There is no right of acceleration in the case of a default in the payment of interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture (as hereinafter defined). However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. See “Description of the Notes—Events of Default; Limitation on Suits” in this prospectus supplement.

Further Issuances:	The Notes will be limited initially to $35,000,000 in aggregate principal amount. We may, however, “reopen” the Notes and issue an unlimited principal amount of additional Notes in the future without the consent of the Note holders.

Use of Proceeds:	We estimate that the net proceeds from this offering will be approximately $34,115,000, after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes, potential strategic acquisitions and investments in the Bank as regulatory capital. See “Use of Proceeds” in this prospectus supplement.

The Subordinated Indenture and the Trustee:	The Notes will be issued pursuant to the indenture between us and Wells Fargo Bank, National Association (“Wells Fargo” or the “Trustee”), as trustee (the “Indenture”), as amended and supplemented by the First Supplemental Indenture to be dated the original issue date of the Notes. Wells Fargo will also act as the Paying Agent and Registrar with respect to the Notes.

Listing and Trading Markets:	We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Currently, there is no public market for the Notes and there can be no assurances that any public market for the Notes will develop.

Risk Factors:	Investing in the Notes involves risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Governing Law:	The Notes and the Indenture will be governed by New York law.

RISK FACTORS

An investment in the Notes is subject to certain risks. Before you decide to invest in the Notes, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as may be supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected. If this were to happen, our ability to pay principal and interest on the Notes, and the value of the Notes, could decline significantly, and you could lose all or part of your investment. This prospectus supplement is qualified in its entirety by those risk factors.

Risks Related to this Offering and Ownership of the Notes

Our obligations under the Notes will be unsecured and subordinated to our existing and future senior debt and general creditors.

Our obligations under the Notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt (as defined in the Indenture and described under “Description of the Notes” in this prospectus supplement). This means that we may not be permitted to make any payments of principal or interest on the Notes if we default on a payment obligation under any senior debt. Our obligations under the Notes will also be subordinate and junior in right of payment to our and our subsidiaries’ general creditors. In addition, the Notes will effectively be subordinated to all of the existing and future indebtedness, deposits and other liabilities of our current and future subsidiaries, including our principal subsidiary, the Bank.

As of March 31, 2016, Pacific Continental Corporation, at the holding company level, had no indebtedness ranking senior to the Notes and had $8.25 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the Notes. As of March 31, 2016, the Bank had outstanding indebtedness, total deposits and other liabilities of $1.73 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As adjusted to give effect to the offering of the Notes, as if the offering had been completed as of March 31, 2016, Pacific Continental Corporation and the Bank had, on a consolidated basis, $1.78 billion of indebtedness. In the future, we may incur substantial other indebtedness, including senior debt and indebtedness ranking equally with the Notes. In connection with the pending acquisition of Foundation Bancorp, Inc., Pacific Continental has agreed, subject to the effectiveness of the merger with respect thereto, to assume all of Foundation Bancorp’s obligations under the indenture pursuant to which Foundation Bancorp has issued $6.2 million of subordinated debentures. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may hereafter incur.

Due to the subordination of the Notes, described below in “Description of the Notes—Subordination of the Notes,” in the event of our insolvency, funds that we would otherwise use to pay to the holders of the Notes would be used to pay the holders of any senior debt outstanding at that time to the extent necessary to pay such senior debt in full. In addition, the holders of any senior debt could restrict or prohibit us from making payments on the Notes.

We are a holding company and depend on the Bank for payments of principal and interest.

We are a separate and distinct legal entity from the Bank. Our principal source of funds to make payments on the Notes and our other securities is dividends and other distributions from the Bank, which are subject to government regulation and limitations. Our ability to receive dividends and other distributions from the Bank as a source of funds is contingent on a number of factors, including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet.

Regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice or would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. The Oregon Bank Act and the Federal Deposit Insurance Corporation Improvement Act of 1991 also limit a bank’s ability to pay cash dividends to its parent company. A bank may not pay cash dividends if that payment would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, under the Oregon Bank Act, the amount of the dividend paid by the Bank may not be greater than net unreserved retained earnings, after first deducting, to the extent not already charged against earnings or reflected in a reserve, all bad debts, which are debts on which interest is unpaid and past due at least six months unless the debt is fully secured and in the process of collection; all other assets charged-off as required by Oregon bank regulators or a state or federal examiner; and all accrued expenses, interest and taxes of the Bank. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. Payment of cash dividends by the Company and the Bank will depend on sufficient earnings to support them and adherence to bank regulatory requirements. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if the Bank were to pay dividends.

Beginning in 2016, banks and bank holding companies are required to maintain a capital conservation buffer of 2.50% above its minimum risk-based capital ratio requirements. When fully phased-in on January 1, 2019, the capital conservation buffer will be 2.50% of total risk-weighted assets. Banking institutions which do not maintain capital in excess of the capital conservation buffer will face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to us (at the holding company level) may be prohibited or limited and we may not have funds to make principal and interest payments on the Notes.

In addition, the Bank may experience business risks that adversely affect its ability to pay dividends or distributions to us. By way of example, existing customer deposits at the Bank represent a significant proportion of the Bank’s funding and the Bank has a highly concentrated customer deposit base. Significant withdrawals of deposits by key depositors could lead to liquidity gaps for which the Bank would have to compensate by other means. In addition, the Bank may be unable to replace such deposits at similar or favorable rates, or at all, which may have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects, and could affect the Bank’s ability to pay dividends or distributions to us.

Regulatory guidelines may restrict our ability to pay the principal of, or interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

Our ability to pay the principal of, and interest on, the Notes is subject to the guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under the Federal Reserve’s regulatory capital rules and guidelines. Our ability to make payments on the Notes is subject to the limitations imposed by the Federal Reserve’s regulatory capital rules and guidelines as applicable to us, taking into account the effects of any payments on Tier 2 capital instruments on our overall financial condition, our net income for the current and past four quarters (including amounts that we have paid on capital instruments for those periods), and our projected rate of earnings retention, among other things. Moreover, under federal statutes and Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to its banking subsidiaries and to commit resources to their support, including in times of financial distress when a holding company such as us may not otherwise be inclined to provide such support. In addition, if a holding company commits to a federal bank regulator that it will maintain the capital of its bank subsidiary, that commitment will be assumed by a bankruptcy trustee, and the bank subsidiary will be entitled to priority payment in respect of that commitment, ahead of other creditors of the holding company, such as the holders of the Notes. As a result of the foregoing, we may be unable to make payments in respect of the Notes.

The Notes will be the obligations of Pacific Continental and not obligations of the Bank and will be structurally subordinated to the debt and other liabilities of the Bank, which will not guarantee the Notes.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings, as well as liabilities to general creditors. The Notes are not obligations of, nor guaranteed by, the Bank, and our subsidiaries have no obligation to pay any amounts due on the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that the Bank may incur hereafter.

Holders of the Notes will have limited rights if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case that we become involved in certain events of bankruptcy or insolvency. There is no automatic acceleration or right of acceleration in the case of default in the payment of interest on the Notes or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes.

The Notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Notes, and the Indenture governing the Notes does not contain any financial covenants.

We are not restricted by the terms of the Indenture from incurring additional debt at the holding company level, including secured or unsecured debt, that ranks senior or equal to the Notes, or from repurchasing our securities. In addition, the Indenture does not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

In addition, the Indenture does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving Pacific Continental or the Bank that may adversely affect the credit quality of Pacific Continental.

Our credit ratings may not reflect all risks of an investment in the Notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The Notes will not be savings accounts, deposits or other obligations of the Bank and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We do not expect that an active trading market will develop for the Notes.

There is currently no trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or to have the Notes quoted on a quotation system. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

After June 30, 2021, the Notes may be redeemed at our option, which limits the ability to accrue interest over the full term of the Notes.

We may redeem all or a portion of the Notes on or after June 30, 2021, and prior to their Maturity Date. In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the investment in the Notes and any accrued and unpaid interest. If redemption occurs, holders will not have the opportunity to continue to accrue and be paid interest to the original Maturity Date of the Notes. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Redemption” in this prospectus supplement.

Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk.

The amount of interest payable on the Notes will vary after June 30, 2021.

Because the interest rate of the Notes will be tied to LIBOR from June 30, 2021, through the Maturity Date and LIBOR is a floating rate, the interest rate on the Notes will vary after June 30, 2021. From and including the issue date until but excluding June 30, 2021, the Notes will bear interest at a fixed per annum rate of 5.875%. From and including June 30, 2021, until but excluding the Maturity Date or earlier redemption date, the Notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the then-current three-month LIBOR plus 471.5 basis points. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

The level of LIBOR may affect our decision to redeem the Notes.

It is more likely we will redeem the Notes after June 30, 2021, if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their Maturity Date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

Holders of the Notes will have no rights against the publishers of LIBOR.

Holders of the Notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date after the fifth year will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth consolidated financial data for the Company as of and for each of the five years ended December 31, 2015, 2014, 2013, 2012 and 2011 (which has been derived from our audited consolidated financial statements), and as of and for the three months ended March 31, 2016 and 2015 (unaudited). You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which have been filed with the SEC and are incorporated herein by reference. Information for the three months ended March 31, 2016 and 2015, is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three months ended March 31, 2016, do not necessarily indicate the results which may be expected for any future interim period or for the full year.

	At March 31,
	2016	2015
	(dollars in thousands, except share data) (unaudited)
Balance Sheet Data
Total assets	$1,965,705	$1,780,849
Total securities and short-term deposits	$437,901	$417,706
Total loans net of allowance	$1,412,138	$1,238,982
Total non-interest bearing deposits	$675,296	$503,735
Core deposits(1)	$1,633,941	$1,417,397
Total deposits	$1,696,588	$1,496,747
Borrowings	$30,500	$61,000
Junior subordinated debentures	$8,248	$8,248
Shareholders’ equity	$224,879	$210,651
Common shares outstanding	19,621,652	19,496,920

(1)	Core deposits include demand, interest checking, money market, savings and local time deposits, including “nonpublic” time deposits in excess of $100,000.

	At or for the three months ended March 31,
	2016	2015
	(in thousands, except per share data) (unaudited)
Income Statement Data
Interest income	$19,953	$16,068
Interest expense	$1,144	$1,096
Net interest income	$18,809	$14,972
Provision for loan losses	$245	—
Non-interest income	$1,807	$1,276
Non-interest expense	$12,007	$11,972
Net income	$5,459	$2,802

Stock and Related Per Share Data
Earnings per share—basic and diluted	$0.28	$0.15
Cash dividends paid per common share	$0.11	$0.10
Book value per common share	$11.46	$10.80
Tangible book value per share	$9.23	$8.58
Market Price (NASDAQ: PCBK):
High	$16.39	$13.81
Low	$13.78	$12.64
Close	$16.13	$13.22

	For the three months ended March 31,
	2016	2015
	(dollars in thousands) (unaudited)
Performance and Other Ratios
Return on average assets(1)	1.12%	0.72%
Return on average equity (book)(1)	9.92%	5.91%
Return on average equity (tangible)(1)(2)	12.35%	7.05%
Net interest margin	4.27%	4.26%
As a percentage of average assets:
Non interest income	0.09%	0.08%
Non interest expense	0.61%	0.76%
Efficiency ratio	57.52%	72.47%
Dividend payout ratio	39%	67%
Net loan recoveries (charge-offs)	$50	$87
Net loan recoveries (charge-offs) to average loans	0.01%	0.03%

(1)	Amounts annualized.
(2)	Tangible equity excludes goodwill and core deposit intangibles related to acquisitions.

	At March 31,
	2016	2015
	(dollars in thousands) (unaudited)
Capital Ratios
Tier 1 capital (to leverage assets)	9.75%	11.31%
Common equity tier 1 capital (to risk-weighted assets)	10.88%	11.41%
Tier 1 capital (to risk-weighted assets)	11.37%	11.97%
Average shareholders’ equity to average assets	11.32%	12.22%

Asset Quality and Ratios
Non-performing loans net of government guarantees	$2,642	$2,635
Other non-performing assets	$11,747	$14,167
Allowance for loan losses	$17,596	$15,724
Non-performing assets as a percentage of total assets	0.73%	0.94%
Net NPLs as a percentage of total loans	0.18%	0.21%
Allowance for loan losses as a percentage of NPLs, net of government guarantees	666.01%	596.74%
Allowance for loan losses as a percentage of gross loans	1.23%	1.25%

Other Data
Number of bank branches	14	15
Full time equivalent employees	339	317

	At or for the year ended December 31,
	2015	2014	2013	2012	2011
	(dollars in thousands, except share and per share data)
Balance Sheet Data
Total assets	$1,909,478	$1,504,325	$1,449,726	$1,373,487	$1,270,232
Total securities and short-term deposits	$403,273	$377,733	$368,494	$418,586	$366,401
Total loans net of allowance	$1,387,181	$1,029,384	$977,928	$854,071	$805,211
Total loans held for sale	—	—	—	—	$1,058
Total non-interest bearing deposits	$568,688	$407,311	$366,891	$329,825	$278,576
Core deposits(1)	$1,597,093	$1,110,861	$990,315	$938,629	$885,843
Total deposits	$1,533,942	$1,209,093	$1,090,981	$1,046,154	$965,254
Borrowings	$77,500	$96,000	$165,150	$129,570	$113,800
Junior subordinated debentures	$8,248	$8,248	$8,248	$8,248	$8,248
Shareholders’ equity	$218,491	$184,161	$179,184	$183,381	$178,866
Common shares outstanding	19,604,192	17,717,676	17,891,687	17,835,088	18,435,084

Income Statement Data
Interest income	$74,236	$62,027	$60,933	$55,894	$59,784
Interest expense	$4,436	$4,579	$4,794	$5,818	$8,615

Net interest income	$69,800	$57,448	$56,139	$50,076	$51,169
Provision for loan losses	$1,695	—	$250	$1,900	$12,900

Non-interest income	$6,625	$4,995	$5,826	$5,741	$5,866
Non-interest expense	$45,890	$37,729	$40,732	$35,105	$37,076

Net income	$18,751	$16,042	$13,767	$12,653	$5,341

Stock and Related Per Share Data
Earnings per share—diluted	$0.97	$0.89	$0.76	$0.69	$0.29
Cash dividends paid per common share	$0.42	$0.69	$0.73	$0.31	$0.10
Book value per common share	$11.15	$10.39	$10.01	$10.28	$9.70
Tangible book value per share	$8.94	$9.07	$8.69	$9.05	$8.50

(1)	Core deposits include demand, interest checking, money market, savings and local time deposits, including “nonpublic” time deposits in excess of $100,000.

	At or for the year ended December 31,
	2015	2014	2013	2012	2011
	(dollars in thousands)
Performance and Other Ratios
Return on average assets(1)	1.05%	1.09%	0.96%	0.96%	0.44%
Return on average equity (book)(1)	8.99%	8.83%	7.61%	6.97%	3.01%
Return on average equity (tangible)(1)(2)	11.14%	10.14%	8.75%	7.94%	3.45%
Net interest margin	4.34%	4.30%	4.37%	4.24%	4.61%
As a percentage of average assets:
Non interest income	0.37%	0.34%	0.41%	0.44%	0.48%
Non interest expense	2.57%	2.55%	2.84%	2.67%	3.02%
Efficiency ratio	59.22%	59.41%	65.73%	62.89%	65.01%
Dividend payout ratio	43.00%	78.00%	96.00%	45.00%	34.00%
Net loan recoveries (charge-offs)	$(31)	$(280)	$(678)	$(496)	$(14,529)
Net recoveries (charge-offs) to average loans	0.00%	(0.03)%	(0.07)%	(0.06)%	(1.78)%

Capital Ratios
Tier 1 capital (to leverage assets)	9.93%	11.33%	11.49%	12.33%	13.09%
Common equity tier 1 capital (to risk-weighted assets)(3)	10.97%	NA	NA	NA	NA
Tier 1 capital (to risk-weighted assets)	11.47%	14.48%	14.90%	16.90%	17.97%
Average shareholders’ equity to average assets	11.69%	12.31%	12.62%	13.78%	14.45%

Asset Quality and Ratios
Non-performing loans net of government guarantees	$2,719	$1,989	$4,608	$8,456	$26,099
Other non-performing assets	$11,747	$13,374	$16,355	$17,972	$11,000
Allowance for loan losses	$17,301	$15,637	$15,917	$16,345	$14,941
Non-performing assets as a percentage of total assets	0.76%	1.02%	1.45%	1.92%	2.92%
Net NPLs as a percentage of total loans	0.19%	0.19%	0.46%	0.97%	3.18%
Allowance for loan losses as a percentage of NPLs, net of government guarantees	636.30%	786.17%	345.42%	193.29%	57.25%
Allowance for loan losses as a percentage of gross loans	1.23%	1.50%	1.60%	1.88%	1.82%

Other Data
Number of bank branches	15	14	14	14	14
Full time equivalent employees	339	288	290	268	263

(1)	Amounts annualized.
(2)	Tangible equity excludes goodwill and core deposit intangibles related to acquisitions.
(3)	Per Basel III, this requirement did not begin until March 2015.

As disclosed in Note 21 in the Company’s Notes to Consolidated Financial Statements included with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company had $256.156 million in commitments to extend credit at December 31, 2015. That figure was incorrectly reflected as being $289.156 million in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of that Form 10-K.

Non-GAAP Financial Measures

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional metrics. The Company presents a computation of tangible shareholders’ equity along with tangible book value and return on average tangible equity. The Company defines tangible shareholders’ equity as total shareholders’ equity before goodwill and core deposit intangibles. Tangible book value is calculated as tangible shareholders’ equity divided by total shares outstanding. Return on average tangible equity is calculated as net income divided by average tangible equity. We believe that tangible shareholders’ equity and certain tangible equity ratios are meaningful measures of capital adequacy which may be used when making period-to-period and company-to-company comparisons. Tangible shareholders’ equity and tangible equity ratios are considered to be non-GAAP financial measures and should be viewed in conjunction with total shareholders’ equity, book value and return on average equity. Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations.

The following table presents, as of the dates set forth, a reconciliation of total shareholders’ equity (on a GAAP basis) to tangible shareholders’ equity, and calculates our tangible book value per share and our return on average tangible equity.

	March 31,		December 31,
	2016	2015	2015	2014	2013
	(unaudited, in thousands)		(in thousands)
Total shareholders’ equity	$224,879	$210,651	$218,491	$184,161	$179,184
Subtract:
Goodwill	(40,027)	(39,032)	(39,255)	(22,881)	(22,881)
Core deposit intangibles	(3,781)	(4,274)	(3.904)	(614)	(735)

Tangible shareholders’ equity (non-GAAP)	$181,071	$167,345	$175,332	$160,666	$155,568

Book value	$11.46	$10.80	$11.15	$10.39	$10.01
Tangible book value (non-GAAP)	$9.23	$8.58	$8.94	$9.07	$8.69

	December 31,
	2015	2014	2013
	(in thousands)	(in thousands)	(in thousands)
Average Total shareholders’ equity	$209,943	$181,762	$180,856
Subtract:
Average goodwill	(35,216)	(22,881)	(22,667)
Average core deposit intangibles	(3,467)	(674)	(724)
Average Tangible shareholders equity (non-GAAP)	$171,260	$158,207	$157,465

Return on average equity	8.99%	8.83%	7.61%
Return on average tangible equity (non-GAAP)	11.14%	10.14%	8.75%

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measure are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information concerning our consolidated ratio of earnings to fixed charges for each of the periods indicated. The information presented below is not adjusted for the Notes offered hereby.

	Three Months Ended March 31,		Years ended December 31,
Ratios of Earnings to Fixed Charges	2016	2015	2015	2014	2013	2012	2011
Excluding interest on customer deposits	25.66	13.64	20.71	16.85	14.10	11.71	6.55
Including interest on customer deposits	7.57	4.53	6.83	5.93	5.00	4.04	1.78

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by adding income before taxes plus fixed charges and dividing that sum by fixed charges. A statement setting forth details of the computation of the ratios of earnings to fixed charges is included in Exhibit 12.1 to the registration statement of which this prospectus is a part.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of March 31, 2016, on (i) an actual historical basis, and (ii) as adjusted to give effect to the offering of the Notes, as if the offering had been completed as of March 31, 2016. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2016
	Actual	As Adjusted for the Issuance of the Notes
	(in thousands)	(in thousands)
Liabilities
Total deposits	$1,696,588	$1,696,588
Short-term borrowings	22,500	22,500
Long-term borrowings	8,000	8,000
Junior subordinated debentures issued to capital trusts	8,248	8,248
Subordinated debentures issued to capital trusts	—	35,000
Accrued expenses and other liabilities	5,490	5,490
Total Liabilities	$1,740,826	$1,775,826

Capital Ratios(1)
Tier 1 capital (to leverage assets)	9.75%	9.75%
Common equity to tier 1 capital (to risk-weighted assets)	10.88%	10.88%
Total capital to risk-weighted assets	12.46%	14.60%
Tier 1 capital (to risk-weighted assets)	11.37%	11.37%
Average shareholders’ equity to average assets	11.32%	11.32%

(1)	We intend to treat the Notes as Tier 2 capital at the holding company level.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $34,115,000 after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes, potential strategic acquisitions and investments in the Bank as regulatory capital.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF THE NOTES

We will issue the Notes under the Indenture, to be dated as of June 27, 2016, between Pacific Continental Corporation, as the issuer, and Wells Fargo Bank, National Association, as trustee, as amended and supplemented by the First Supplemental Indenture to be dated as of June 27, 2016. You may request a copy of the Indenture from us as described under “Where You Can Find More Information.” The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

Overview

The Notes will be unsecured, subordinated obligations of Pacific Continental Corporation, and will mature on June 30, 2026. The Notes may not be redeemed, called or repurchased by us prior to June 30, 2021, except we may, at our option, subject to obtaining the prior approval of the Board of Governors of the Federal Reserve System (the “FRB”) to the extent such approval is then required under the rules of the FRB, redeem the Notes prior to maturity, in whole, at any time, or in part, from time to time, after the date on which we sell the Notes to investors, if (i) a change or prospective change in law occurs which could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the Notes from being recognized as Tier 2 capital, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case as described below under “—Redemption.” Beginning with the interest payment date of June 30, 2021, and on any interest payment date thereafter, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus interest that is accrued and unpaid as of the date of redemption. Any partial redemption will be made by lot in accordance with DTC’s applicable procedures among all of the holders of the Notes. The Notes will not be convertible or exchangeable.

There is no sinking fund for the Notes. Except as described below under “—Clearance and Settlement,” the Notes will be issued only in book-entry form and will be represented by one or more global notes (“Global Notes”) registered in the name of The Depository Trust Company (the “DTC”). The Notes will be issued and may be transferred only in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000.

No recourse will be available for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity. The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality. The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

The Notes are not deposits and are not insured or guaranteed by the FDIC or any other government agency. The Notes are solely obligations of Pacific Continental Corporation and are neither obligations of, nor guaranteed by, the Bank or any of our other affiliates.

Interest Rate and Interest Payment Dates

The Notes will bear interest at a fixed interest rate of 5.875% per annum from June 27, 2016, until but excluding June 30, 2021 (the “Fixed Rate Period”). During the Fixed Rate Period, interest on the Notes will be payable semi-annually in arrears on June 30 and December 30 of each year, commencing on December 30, 2016 (each such date an “Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered on the books of the registrar at the close of business on the June 15 and December 15 immediately preceding the applicable Interest Payment Date.

The Notes will bear a floating interest rate from and including June 30, 2021, until but excluding the Maturity Date (the “Floating Rate Period”). The floating interest rate will be equal to the then-current three-month LIBOR on the determination date of the applicable interest period plus 471.5 basis points. For any determination date, “LIBOR” means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by the Company from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Company. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each such date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the March 15, June 15, September 15 and December 15 immediately preceding the applicable Interest Payment Date.

Payments will include interest accrued to but excluding the relevant Interest Payment Date. If any Interest Payment Date, including the Maturity Date, falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding June 30, 2021, and, thereafter, a 360-day year and the number of days actually elapsed. The term “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York or other applicable place of payment are authorized or obligated by law, regulation or executive order to be closed or a day on which the office of the Trustee is closed for business. Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “—Events of Default; Limitation on Suits.”

Subordination of the Notes

Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our senior debt. “Senior Debt” is defined in the Indenture to mean all of our:

•

indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments, including any obligations of the Company to general creditors or trade creditors;

•	obligations under letters of credit;

•

indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•

guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, if the FRB (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Debt” in the Indenture will have the meaning as described in that rule or interpretation.

Indebtedness and obligations that rank junior to the Notes under the terms of the Indenture include (i) our junior subordinated debentures underlying our outstanding trust preferred securities, and (ii) any other indebtedness the terms of which provide that such indebtedness ranks junior to the Notes, with respect to which the Notes will rank senior in right of payment and upon liquidation. In connection with the pending acquisition of Foundation Bancorp, Inc., Pacific Continental has agreed, subject to the effectiveness of the merger with respect thereto, to assume all of Foundation Bancorp’s obligations under the indenture pursuant to which Foundation Bancorp has issued $6.2 million of subordinated debentures.

All liabilities of the Bank and our other subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the Notes to the extent of the assets of such subsidiaries, as we are a holding company. Over the term of the Notes, we will need to rely primarily on dividends from the Bank, which is a regulated financial institution, to pay interest and principal on its outstanding debt obligations and to make dividends and other payments on its other securities. Regulatory rules may restrict our ability to withdraw capital from the Bank by dividends or other means. See “Risk Factors” above.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to us or our property, any proceeding for our liquidation, dissolution, or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our Senior Debt will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to Senior Debt will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Notes. In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the Trustee on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by the Company on account of the principal of or interest on the Notes or on account of the purchase or other acquisition of any Notes.

By reason of the above subordination in favor of the holders of our Senior Debt, in the event of our bankruptcy or insolvency, holders of our Senior Debt may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. With respect to the assets of each of our subsidiaries, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

The Notes do not contain any limitation on the amount of Senior Debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that may be hereafter incurred by us or the Bank. As of March 31, 2016, we had, at the holding company level, no indebtedness ranking senior to the Notes and had $8.25 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the Notes. As of March 31, 2016, and including the indebtedness of Foundation Bancorp on a pro forma basis assuming the pending merger is completed, Pacific Continental Corporation, at the holding company level, would have had $14.43 million of indebtedness ranking junior to the Notes. The Notes will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of our subsidiaries, including the Bank. As of March 31, 2016, the Bank had outstanding indebtedness, total deposits and other liabilities of $1.73 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

Redemption

We may, at our option, beginning with the interest payment date of June 30, 2021, but not prior thereto, and on any interest payment date thereafter, redeem the Notes, subject to prior approval by the FRB. Any partial redemption will be made by lot in accordance with DTC’s applicable procedures among all of the holders of the Notes. The Notes are not subject to repayment at the option of the holders. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of:

(i)	a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel experienced in such matters to the effect that as a result of any amendment to, or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, there is more than an insubstantial risk that the interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes;

(ii)	a “Tier 2 Capital Event,” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if we were subject to such capital requirement) purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company; or

(iii)	Pacific Continental Corporation becoming required to register as an investment company pursuant to the Investment Company Act of 1940.

Any redemption, call or repurchase of the Notes following one of these events would require prior approval of the FRB. Any redemption will be made at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of redemption.

In the event of any redemption at our election upon the occurrence of any of the enumerated events above, we shall notify the Trustee of the redemption date at least 60 days prior to such redemption date. In case of any such election, a notice of redemption (which notice may be conditional) shall be delivered to each holder of Notes not less than 30 nor more than 60 days prior to the redemption date. If any such conditions precedent have not been satisfied, the Company shall provide written notice to the Trustee and each holder of the Notes in the same manner in which the notice of redemption was given prior to the close of business prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice.

The Notes Are Intended to Qualify as Tier 2 Capital

The Notes are intended to qualify as Tier 2 capital under the FRB’s Regulatory Capital Rules, as the same may be amended or supplemented from time to time. These regulations set forth specific criteria for instruments to qualify as Tier 2 capital.

Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors;

•

not contain provisions permitting the holders of the Notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and

•

only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

Events of Default; Limitation on Suits

Under the Indenture, an Event of Default will occur with respect to the Notes upon (1) default in the payment of interest upon the Notes when it becomes due and payable, and continuance of such default for 30 consecutive days; (2) default in the payment of the principal of the Notes when they reach their Maturity Date; (3) default in the deposit of any sinking fund payment, when and as due by the terms of the Notes and continuance of such default for a period of 30 days; (4) default in the performance or breach of any term, covenant or warranty of the Company in the Indenture (other than a term, covenant or warranty which was included in the Indenture solely for the benefit of another series of Securities other than the Notes), and continuance of such default or breach for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in principal amount of the Notes specifying the default or breach and requiring it to be remedied; (5) a court having jurisdiction in the premises shall enter a decree or order for the appointment of appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (6) the Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or (7) a “major subsidiary depository institution” of the Company within the meaning of 12 C.F.R. Section 217.20(d)(1)(vi) shall be the subject of a receivership, insolvency, liquidation or similar proceeding.

If an Event of Default specified in items (5), (6) or (7) occurs, the principal amount of all the Notes, together with accrued and unpaid interest, if any, thereon shall automatically, and without any declaration or other action on the part of the Trustee or the holders of the Notes, become immediately due and payable. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the Notes may rescind and annul the acceleration if certain conditions have been satisfied. The maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.

There is no right of acceleration in the case of a default in the payment of interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of 30 consecutive days, or if we default in our obligation to pay the principal amount due upon maturity, redemption or otherwise, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

•

the holders of not less than 25% in principal amount of the Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity and security, satisfactory to it, against the costs, losses, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity and security has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders of the Notes shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

Modification and Waiver

The Indenture provides that Pacific Continental Corporation and the Trustee may modify or amend the Indenture with or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes and other affected Securities; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any Note;

•	reduce the principal amount or rate of interest of any Note, or alter the method of computation of interest;

•	change the Company’s obligation to maintain an office or agency for payment of the Notes;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity;

•	modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes; or

•

reduce the percentage in principal amount of the outstanding Notes the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Security of the affected series.

Additional Issues

We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes, or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided, however, that a separate CUSIP number will be issued for any such additional notes unless the notes are fungible for U.S. federal income tax purposes, subject to the procedures of DTC.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease, all or substantially all of our assets to any person, unless:

•

either (x) the Company shall be the continuing corporation or the successor corporation or (y) the person formed by such consolidation or into which the Company is merged or the person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety shall be a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

•

immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

•	we have complied with our obligations to deliver certain documentation to the Trustee.

Clearance and Settlement

DTC will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate principal amount of Notes, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by the certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of Pacific Continental Corporation, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Pacific Continental Corporation nor the Trustee or its agents will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity of the Notes.

Regarding the Indenture Trustee

Wells Fargo Bank, National Association, will act as Trustee for the Notes. From time to time, Pacific Continental Corporation and some of our subsidiaries may maintain other relationships with Wells Fargo Bank, National Association in the ordinary course of business.

Upon the occurrence of a Default Event or an event which, after notice or lapse of time or both, would become an Event of Default under the Notes, or upon the occurrence of a default under another indenture under which Wells Fargo Bank, National Association serves as trustee, the Trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended, referred to herein as the Code, the Treasury Regulations promulgated under the Code, referred to herein as the Regulations, and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. federal income tax consequences with respect to Notes that are purchased by an initial holder at their original issue price (generally the first price at which a substantial amount of the Notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes.

We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, retirement plans, regulated investment companies, real estate trusts, dealers in securities or other holders that use mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction).

In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. If an entity treated as a partnership for United States federal income tax purposes holds Notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your own tax advisor.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of stated interest. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. Stated interest on a Note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes.

Disposition of the Notes. Upon the sale, exchange or other taxable disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except an amount equal to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting. Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement or other taxable disposition of a Note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Unearned Income Medicare Contribution Tax. In addition to regular United States federal income tax, payments of interest on or gains earned from the sale, exchange, or other taxable disposition of the Notes may be subject to the 3.8% tax on net investment income for certain U.S. Holders that are individuals, estates or trusts whose income exceeds certain thresholds. U.S. Holders should consult their own tax advisors to determine the applicability of this tax.

United States Federal Income Taxation of Non-U.S. Holders

General. Subject to the discussion of backup withholding and FATCA below,

•	payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to United States federal withholding tax, provided that:

•	such payments are not effectively connected with the conduct of a United States trade or business in the United States by the Non-U.S. Holder;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

the Non-U.S. Holder is not a “controlled foreign corporation” (as defined in Section 957(a) of the Code) that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•

the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or W-8BEN-E), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. U.S. Treasury regulations provide additional rules for a Note held through one or more intermediaries or pass-through entities;

•

a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on any gain recognized on the sale, exchange or other taxable disposition of a Note, unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other taxable disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to United States federal income tax at a rate of 30% (except as provided by an applicable tax treaty).

If a Non-U.S. Holder cannot satisfy the requirements provided under the first bullet point above, payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on a Note or gain recognized on the sale, exchange, retirement or other disposition of a Note are effectively connected with such trade or business, such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such interest or gain; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or gain in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Backup withholding and information reporting. Amounts treated as payments of interest on a Note to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent. The information reporting and backup withholding rules that apply to payments of interest to certain U.S. Holders generally will not apply to amounts treated as payments of interest to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other taxable disposition of a Note by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons; provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed on a timely basis.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Foreign Account Tax Compliance Act (FATCA). Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (‘‘FATCA’’), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the Notes and (ii) on or after January 1, 2017, gross proceeds from the sale, exchange or other disposition of the Notes. In the case of payments made to a ‘‘foreign financial institution’’ (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an ‘‘FFI Agreement’’) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an ‘‘IGA’’) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any ‘‘substantial’’ U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Non-U.S. Holders should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Notes.

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the Notes by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA) that is subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an IRA) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code, referred to herein as Similar Laws, and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity, each of which we refer to as a Plan.

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code referred to herein as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and Non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the acquisition, holding and, to the extent relevant, disposition of Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non- exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

We or the underwriters may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of Notes may be characterized as an extension of credit by the purchaser or holder of Notes to Pacific Continental Corporation. The acquisition, holding and, to the extent relevant, disposition of Notes by an ERISA Plan with respect to which the issuer or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the Notes should not be acquired, held or disposed of by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation. Each purchaser and holder of Notes will be deemed to have represented and warranted that either, under ERISA or Similar Laws, (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not constitute a no-n exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We have entered into a purchase agreement with Sandler O’Neill + Partners, L.P. (the “Underwriter”), as the underwriter with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the Underwriter has agreed to purchase the aggregate principal amount of Notes in this offering set forth next to its name in the following table.

Underwriters	Amount of Securities
Sandler O’Neill + Partners, L.P.	$35,000,000
Total	$35,000,000

The purchase agreement provides that the obligation of the Underwriter to purchase the Notes offered hereby is subject to certain conditions precedent and that the Underwriter is obligated to purchase all of the Notes offered by this prospectus supplement if any of the Notes are not purchased.

We have agreed to indemnify the Underwriter against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriter may be required to make in respect of any of these liabilities.

Discounts

The following table shows the per Note and total underwriting discounts we will pay the Underwriter.

Per Note	1.50%
Total	$525,000

Notes sold by the Underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the Notes are not sold at the public offering price, the Underwriter may change the offering price and the other selling terms. The offering of the Notes by the Underwriter is subject to receipt and acceptance and subject to the Underwriter’s right to reject any order in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated at $360,000 and are payable by us.

The representatives of the Underwriter have advised us that the Underwriter does not intend to confirm sales to any account over which it exercises discretionary authority.

No Sales of Similar Securities

We have agreed, for a period beginning on the date of the purchase agreement and continuing to and including the closing date of the offering contemplated hereby, that we will not, without the prior written consent of the representatives of the Underwriter, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities or nonconvertible preferred stock, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive such securities, other than the Notes.

No Public Trading Market

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The Underwriter has advised us that it intends to make a market in the Notes. However, it is not obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

In connection with this offering of the Notes, the Underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. The Underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriter engages in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Neither we nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the Underwriter make any representation that the Underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The Underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the Underwriter and its affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the Underwriter or any of its affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. The Underwriter and its affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF NOTES

The validity of the Notes we are offering will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Certain legal matters will be passed upon for the Underwriter by Shapiro Bieging Barber Otteson LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Pacific Continental Corporation as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, and the effectiveness of Pacific Continental Corporation’s internal control over financial reporting as of December 31, 2015, have been audited by Moss Adams LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$100,000,000

PACIFIC CONTINENTAL CORPORATION

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

We may offer and sell from time to time, in one or more offerings at prices and on terms that will be determined at the time of any such offering, shares of our common stock, shares of our preferred stock, warrants representing rights to purchase our securities, our debt securities, which may consist of notes, debentures, or other evidences of indebtedness, and units representing an interest in two or more securities. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for other securities of ours.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell our securities without a prospectus supplement describing the method and terms of the offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you make your investment decision.

We may sell our securities on a continuous or delayed basis directly to purchasers, to or through agents, dealers and/or underwriters as designated from time to time, or through a combination of these methods. For additional information on the method of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of our securities. If any agents, dealers or underwriters are involved in the sale of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of our securities will also be set forth in the applicable prospectus supplement.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PCBK”. On May 11, 2016, the closing price of our common stock on the NASDAQ Global Select Market was $16.30 per share.

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully read this prospectus and the applicable prospectus supplement, including the section entitled “Risk Factors” beginning on page 4 of this prospectus, the section entitled “Risk Factors” in the applicable prospectus supplement, and risk factors in our periodic reports and other information filed with the Securities and Exchange Commission.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16 , 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of $100,000,000. This prospectus provides you with only a general description of the securities that we may offer. Each time we offer our securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Pacific Continental,” the “Company,” “we,” “us,” “our” or similar references mean Pacific Continental Corporation, and references to the “Bank” mean Pacific Continental Bank, our wholly-owned banking subsidiary.

PACIFIC CONTINENTAL CORPORATION

AND

PACIFIC CONTINENTAL BANK

Pacific Continental Corporation (the “Company” or the “Registrant”) is an Oregon corporation and registered bank holding company headquartered in Eugene, Oregon. The Company was organized on June 7, 1999, pursuant to a holding company reorganization of Pacific Continental Bank, its wholly-owned subsidiary (the “Bank”). The Company’s principal business activities are conducted through the Bank, an Oregon state-chartered bank with deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank has no active subsidiaries.

The Bank commenced operations on August 15, 1972. The Bank operates in three primary markets: Eugene, Oregon, Portland, Oregon/ Southwest Washington and Seattle, Washington. At December 31, 2015, the Bank operated fifteen full-service offices in Oregon and Washington and three loan production offices in Washington, Colorado and California. The primary business strategy of the Bank is to operate in large commercial markets and to provide comprehensive banking and related services tailored to community-based businesses, nonprofit organizations, professional service providers, and banking services for business owners and executives. The Bank emphasizes the diversity of its product lines, high levels of personal service, and offers convenient access through technology, typically associated with larger financial institutions, while maintaining local decision-making authority and market knowledge, typical of a community bank. The Bank has developed expertise in lending to dental professionals, and during 2015 further expanded a national dental lending program. The Bank operates under the banking laws of the State of Oregon, and the rules and regulations of the FDIC. In addition, operations at its branches and other offices in the State of Washington are subject to various consumer protection and other laws of that state.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the years ended December 31, 2015, 2014, 2013, 2012, and 2011 were as follows:

	Year Ended December 31,
	2015	2014	2013	2012	2011
Excluding interest on customer deposits	20.71	16.85	14.10	11.71	6.55
Including interest on customer deposits	6.83	5.93	5.00	4.04	1.78

For purposes of computing these ratios, earnings represent consolidated income before income taxes and cumulative effects of accounting changes plus consolidated fixed charges. Consolidated fixed charges represent interest expense, including interest on deposits where indicated, and such portion of rental expense deemed representative of the interest factor.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks set forth under “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference into this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Our business, financial condition or results of operations could be affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or a part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, including information included or incorporated by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” “forecasts,” “projects” and similar expressions of a future or forward-looking nature. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results of operations to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this prospectus and any accompanying prospectus supplement, or the documents incorporated by reference, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual or quarterly reports, and other documents we file with the SEC:

•	Local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets.

•	The local housing or real estate market could decline.

•	The risks presented by an economic recession, which could adversely affect credit quality, collateral values, including real estate collateral, investment values, liquidity and loan originations, and loan portfolio delinquency rates.

•	Our concentration in loans to dental professionals exposes us to the risks affecting dental practices in general.

•	Interest rate changes could significantly reduce net interest income and negatively affect funding sources.

•	Projected business increases following any future strategic expansion or opening of new branches could be lower than expected.

•	Competition among financial institutions could increase significantly.

•	The goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings.

•	The reputation of the financial services industry could deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers.

•	The efficiencies we may expect to receive from any investments in personnel, acquisitions, and infrastructure may not be realized.

•	The level of nonperforming assets and charge-offs or changes in the estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements may increase.

•	Changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation, and insurance) could have a material adverse effect on our business, financial condition and results of operations.

•	Acts of war or terrorism, or natural disasters, may adversely impact our business.

•	The timely development and acceptance of new banking products and services and perceived overall value of these products and services by users may adversely impact our ability to increase market share and control expenses.

•	Changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters, may impact the results of our operations.

•	The costs and effects of legal, regulatory and compliance developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews, may adversely impact our ability to increase market share and control expenses, or may result in substantial uninsured liabilities, which could adversely affect our business, prospects, results of operations and financial condition.

•	Our success at managing the risks involved in the foregoing items will have a significant impact on our results of operations and future prospects.

Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements.

Please take into account that forward-looking statements speak only as of the date of this prospectus or documents incorporated by reference. The Company does not undertake any obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or otherwise. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, we file annual, quarterly and current reports, proxy information and other information with the SEC. Such reports and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or on the Internet at http://www.sec.gov, which is a website maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Information on this website does not constitute a part of this prospectus. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement filed with the SEC by us, which registers the securities that we may offer under this prospectus. As permitted by the SEC’s rules, this prospectus does not contain all the information required to be set forth in the registration statement. We believe that we have included or incorporated by reference all information material to investors in this prospectus, but some details that may be important for specific investment purposes have not been included. The full registration statement can be obtained from the SEC as indicated above, or from us. For further information, you should read the registration statement and the exhibits filed with or incorporated by reference into the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC after the date of this prospectus and until the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed March 14, 2016;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed May 9, 2016;

•	Current Reports on Form 8-K, filed with the SEC on April 27, 2016, April 28, 2016 and April 29, 2016 (other than those portions of the documents deemed to be furnished and not filed); and

•	The description of our common stock contained in our Current Report on Form 8-K, filed with the SEC on September 3, 2009, and any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

(541) 686-8685

Attention: Shannon Coffin, Corporate Secretary

In addition, we maintain a corporate website, www.therightbank.com. We make available through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement, prospectus and any prospectus supplement.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from our sale of the securities under this prospectus for general corporate purposes, which may include support of our general banking business, repaying indebtedness, making additions to our working capital, funding future acquisitions, or for any other purpose we describe in the applicable prospectus supplement. Until we use the proceeds for any purpose, we expect to invest them in interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents, or through a combination of these methods of sale. The prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiary in the ordinary course of business.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities may or may not be listed on a national securities exchange. In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Pacific Continental and its subsidiaries in the ordinary course of business.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the common stock, the preferred stock, the warrants, the debt securities and the units. The following summaries are not meant to be a complete description of each security. However, this prospectus, the accompanying prospectus supplement and the accompanying pricing supplement, if applicable, describe the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to the registration statement and the documents incorporated by reference. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following summary description of our common stock is based on the provisions of our Second Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and amended and restated bylaws (the “Bylaws”), and the applicable provisions of the Oregon Business Corporation Act (the “OBCA”). This description is not complete and is subject to, and is qualified in its entirety by reference to, our Articles of Incorporation, Bylaws (each of which are filed as exhibits to the registration statement of which this prospectus forms a part) and the applicable provisions of the OBCA. For information on how to obtain copies of our Articles of Incorporation and Bylaws, see “Where You Can Find More Information.”

General

The Company’s authorized capital stock consists of:

•	50,000,000 shares of common stock, no par value per share; and

•	20,000 shares of preferred stock, no par value per share.

As of March 31, 2016, there were 19,621,652 shares of our common stock issued and outstanding, approximately 865,524 shares of common stock issuable upon exercise of outstanding stock options, stock appreciation rights to be settled in stock and restricted stock units, and 376,968 shares of common stock reserved for future issuance under our stock option and equity incentive plans. As of the date of this prospectus, there are no shares of our preferred stock issued and outstanding.

Common Stock

Holders of common stock have one vote per share on all matters submitted to a vote of our shareholders. There are no cumulative voting rights for the election of directors. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of shares of our common stock have no preemptive, subscription, redemption, sinking fund or conversion rights.

Dividends. Holders of common stock are entitled to receive dividends declared by our board of directors out of funds legally available therefor. Holders of preferred stock and debt securities, however, have a priority right to distributions and payment over common stock. The ability to pay dividends depends on the amount of dividends paid to us by the Bank. Our payment of dividends, and the Bank’s payment of dividends to us, are subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice or would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, under the Dodd-Frank Act and Federal Reserve regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. Under these requirements, a bank holding company may be required to contribute additional capital to an undercapitalized subsidiary bank. This additional capital may be required at times when a bank holding company may not have the resources to provide such support.

Dividend Restrictions—Company. The Company is regulated by the Federal Reserve. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses its view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, a bank holding company may be prohibited from paying any dividends if the holding company’s bank subsidiary is not adequately capitalized. The OBCA allows an Oregon business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. In addition, the terms of our junior subordinated debentures prohibit the payment of dividends on our common stock during any period in which we defer payments of interest on the debentures.

Dividend Restrictions—Bank. A bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements, including capital conservation buffer requirements. Under the Oregon Bank Act, the amount of the dividend paid by the Bank shall not be greater than its unreserved retained earnings, after first deducting to the extent not already charged against earnings or reflected in a reserve: (x) all bad debts, which are debts on which interest is past due and unpaid for at least six months (unless the debt is fully secured and in the process of collection); (y) all other assets charged-off as required by the Director of the Department of Consumer and Business Services or a state or federal examiner; and (z) all accrued expenses, interest and taxes of the Bank. Accordingly, the dividend restrictions imposed on the Bank by regulation or statute effectively may limit the amount of dividends we can pay.

Preferred Stock

Under the Articles of Incorporation, our board of directors has the authority to issue 20,000 shares of preferred stock in one or more series and to fix, determine, or amend the relative rights and preferences of the shares of any series so established, within the limitations set forth in our Articles of Incorporation and the OBCA, relating to the powers, designations, rights, preferences, and restrictions thereof, including, but not limited to:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption terms;

•	liquidation preferences; and

•	the number of shares constituting each such series, without any further vote or action by our shareholders.

Anti-Takeover Effects of Certain Provisions in our Articles, Bylaws and Oregon Law

Some provisions of our Articles of Incorporation, our Bylaws, and Oregon law may be deemed to have an anti-takeover effect and may collectively operate to delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions include:

Preferred stock authorization. As noted above, the board of directors, without shareholder approval, has the authority under our Articles of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

Articles of Incorporation limitation on business combinations. Our Articles of Incorporation include certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest, merger or otherwise. These provisions include: (a) certain non-monetary factors that the board of directors may consider when evaluating a takeover offer, as described below, and (b) a requirement that any “interested shareholder transaction” (as defined in the Articles of Incorporation) be approved by the affirmative vote of no less than 66-2/3% of the total shares attributable to persons other than those shares owned by or voted under the control of an “interested shareholder” (as defined in the Articles of Incorporation), unless certain conditions are met.

The requirement for “Super-Majority” approval of interested shareholder transactions does not apply if a majority of our board of directors has approved the transaction (counting only directors who do not have specified interests in or relationships with the interested shareholder) or if a majority of such directors make specified determinations as to non-discrimination among shareholders and receipt of fair value.

The Articles of Incorporation allow our board of directors to consider non-monetary factors in evaluating certain takeover bids. Specifically, the Articles of Incorporation allow our board, in determining what is in the best interests of the Company and our shareholders, to consider all relevant factors, including, without limitation, the social and economic effects on our employees, customers, suppliers and other constituents and our subsidiaries and on the communities in which we and our subsidiaries operate or are located.

The matters described above may have the effect of lengthening the time required for a person to acquire control of the Company through a tender offer, proxy contest, or otherwise, and may deter any potentially non-negotiated offers or other efforts to obtain control of the Company. This could deprive our shareholders of opportunities to realize a premium for their Company stock, even in circumstances where such action was favored by a majority of our shareholders.

In addition to the provisions contained in our Articles of Incorporation, Oregon law also requires prior approval by a majority of the board of directors of a target company in certain acquisition transactions. The OBCA generally provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in any “business combination” with the target corporation for a period of three years following the time the person became an interested shareholder, unless (i) prior to that date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to the date, the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66-2/3% of the outstanding voting stock not owned by the interested shareholder.

Amendment of Articles of Incorporation and Bylaws

The OBCA authorizes a corporation’s board of directors to make various changes of an administrative nature to its articles of incorporation without shareholder approval. Other amendments to a corporation’s articles of incorporation must be recommended to the shareholders by the board of directors, and must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment. The Company’s bylaws may be adopted, altered, amended or repealed by a majority vote of our board of directors, subject to the concurrent power of the shareholders to adopt, alter, amend or repeal the bylaws.

Restrictions on Ownership under Applicable Law

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, debt securities and/or units. Warrants may be issued separately or together with common stock, preferred stock, debt securities or units offered by any prospectus supplement and may be attached to or separate from common stock, preferred stock, debt securities, or units. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The description of the warrants set forth above and in any prospectus supplement is not complete. You should refer to the form of warrant agreement which will be filed with the SEC in connection with the offering of the warrants.

DESCRIPTION OF DEBT SECURITIES

The following is a description of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. The following description summarizes the material provisions of the indenture and the debt securities to be issued thereunder. This description is not complete and is subject to, and is qualified in its entirety by reference to, the indenture and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The specific terms of any series of debt securities will be described in the applicable prospectus supplement, and may differ from the general description of the terms presented below. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series. The debt securities we offer will be issued under an indenture between us and the trustee named in the indenture. These debt securities that we may issue include senior debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

•	the title and authorized denominations of those debt securities;

•	any limit on the aggregate principal amount of that series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

•	the interest rate or rates, and the dates from which interest, if any, on the debt securities of that series will accrue and the dates when interest is payable or the method by which such dates are to be determined;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder have that option;

•	our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	the denominations in which those debt securities will be issuable;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	whether those debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether any securities of that series are to be issued in whole or in part in the form of one or more global securities and the depositary for those global securities;

•	if other than U.S. dollars, the currency or currencies in which payment of principal of or any premium or interest on those debt securities will be payable;

•	if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	the nature and terms of any security for any secured debt securities;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will describe material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate with or merge with or into, or transfer or lease all or substantially all of our assets to, any person, unless we are the continuing company or unless the successor entity or person to which our assets are transferred or leased is organized under the laws of the United States, any state of the United States or the District of Columbia, and expressly assumes by supplemental indenture our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

•	failure to perform other covenants for 90 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity satisfactory to it against costs, losses, expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by the principal executive, principal financial or principal accounting officer, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture and what action, if any, has been taken to cure such default.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay (without reinvestment, and accompanied by an opinion of a nationally recognized firm of independent public accountants in the case of U.S. Government Obligations) when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay (without reinvestment, and accompanied by an opinion of a nationally recognized firm of independent public accountants in the case of U.S. Government Obligations) at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

An opinion of counsel and an officer’s certificate stating that all conditions precedent to the satisfaction and discharge of the Indenture have been satisfied and complied with.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor entity of our obligations;

•	add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture as evidenced by an officer’s certificate;

•	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	add guarantees of or secure any debt securities;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•	modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act; and

•	make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

•	change the currency in which the principal, and any premium or interest, is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by written notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•	a default in the payment of any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for the registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any other agent of ours or the trustee, will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities of that series. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee within the United States.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

The indenture provides that no past, present or future director, officer, shareholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements. This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

We may issue units comprised of shares of common stock, shares of preferred stock, warrants, or one or more debt securities, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder in each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement relating to any particular issue of units will describe the terms of the units, including, as applicable, the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the provisions of the governing unit agreement;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the unit;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Pacific Continental Corporation’s internal control over financial reporting as of December 31, 2015, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$35,000,000

5.875% Fixed-to-Floating Rate Subordinated Debentures

Due June 30, 2026

SANDER O’NEILL + PARTNERS, L.P.